UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2025

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 977-5700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Craig A. Wheeler to the Board of Directors

On April 17, 2025, the Board of Directors (the “Board”) of Apellis Pharmaceuticals, Inc. (the “Company”), upon recommendation from the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), elected Craig A. Wheeler to the Board as a Class III director to serve until the Annual Meeting of Stockholders to be held in 2026 or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board also, upon recommendation from the Nominating Committee, appointed Mr. Wheeler to serve as a member of the Audit Committee of the Board, as of May 1 2025. The Board has determined that Mr. Wheeler is “independent” as contemplated by the Nasdaq Stock Market rules.

Mr. Wheeler will be compensated in the same manner as the Company’s other non-employee directors. Information concerning the current compensation of the Company’s directors for their service on the Board and its committees is set forth in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 26, 2024. Accordingly, upon his election to the Board, Mr. Wheeler was granted under the Company’s 2017 Stock Incentive Plan (i) an option to purchase 28,195 shares of the Company’s common stock at an exercise price equal to $18.20 per share, the closing price of the Company’s common stock on the date of grant, which option will vest with respect to one-third of the shares underlying such option on each of the first, second and third anniversaries of the date of grant, and (ii) restricted stock units (“RSUs”) for 16,483 shares of the Company’s common stock, which RSUs will vest in full on the first anniversary of the date of grant, although Mr. Wheeler may choose to defer vesting of the RSUs until after termination of his service, in each case, subject to Mr. Wheeler’s continued service. In the event of a change in control of the Company, the vesting schedule of the option and the RSUs will accelerate in full.

Mr. Wheeler, 64, has served as the Chief Executive Officer of Headwaters Biotech Advisors, a biotechnology advisory firm, since November 2020. From September 2006 to September 2020, Mr. Wheeler served as President and Chief Executive Officer of Momenta Pharmaceuticals, Inc. (“Momenta”), a biotechnology company, until Momenta was acquired by Johnson & Johnson in 2020. Prior to Momenta, Mr. Wheeler had been President of Chiron Corporation, a pharmaceutical company, between 2001 and 2006 and a senior member of The Boston Consulting Group’s health care practice between 1988 and 2001. Mr. Wheeler began his career at Merck & Company, Inc.’s MSDRL research unit. He currently serves on the Board of Directors of Amicus Therapeutics, Inc. and has previously served on the Board of Directors of Avanir Pharmaceuticals, Inc. Mr. Wheeler has a B.S. and M.S. in chemical engineering from Cornell University and a M.B.A. from the Wharton School of the University of Pennsylvania.

There are no arrangements or understandings between Mr. Wheeler and any other persons pursuant to which he was elected as a director. Mr. Wheeler has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Wheeler and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Wheeler has entered into an indemnification agreement with the Company, a form of which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A filed with Securities and Exchange Commission on October 27, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Wheeler for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: April 21, 2025	By:	/s/ Timothy Sullivan
Timothy Sullivan
Chief Financial Officer